Exhibit 10.62

IMMUNE THERAPEUTICS & FORTE BIOTECHNOLOGY INTL CORP LICENSE AGREEMENT

15 January 2020

SUMMARY OF TERMS

Agreement:	Immune Therapeutics, Inc. (“Immune” or “IMUN” or “Licensor”) owns or otherwise controls intellectual property relating to the proprietary therapeutic composition known as “Low Dose Naltrexone” or “Lodonal” or “LDN” and also owns or otherwise controls to the composition known as Methionine Enkephalin or MENK. Immune is willing to grant to Forte Biotechnology Intl. Corp (“Forte” or “FBIC” or “Licensee”) an exclusive license to develop and commercialize pharmaceutical products consisting of Lodonal and MENK for use in veterinary applications for all indications world-wide.

Field:	Veterinary

Territory:	Worldwide

Licensed Product:	Lodonal (Low Dose Naltrexone) and Methionine Enkephalin or MENK

License Grant:	Forte will have an exclusive, non-transferable (except for permitted assignments), royalty- bearing license (with a limited right to grant sublicense rights to sublicensees approved by Immune), under the Immune IP, to develop, use, sell, offer for sale, import, and otherwise commercialize Licensed Products in the Field in the Territory.

Payment Obligations:

Initial License Fee. $3,740,746 of Immune debt will be assumed by Forte upon execution of the Definitive License Agreement.

Development Milestone Payments. Upon the occurrence of the below-described events, Forte will pay to Immune the following one-time, non-creditable, non-refundable milestone payments:

Event	Milestone Payment*
Successful MUMS Designation	$100,000
Successful Conditional Approval	$100,000

Commercial Milestone Payments. Upon reaching the mutually agreed to aggregate Net Sales Fore will pay to Immune one-time, non-creditable, non-refundable milestone payments to be negotiated and addressed in a separate Amendment later.

*Each milestone payment will be payable only once, even if multiple Licensed Products achieve the same milestone.

Royalties. Forte will pay to Immune, during the Royalty Term, royalties on annual Net Sales based on royalty rates to be negotiated later and addressed in an Amendment to the Definitive License Agreement, however no less than the following royalty rates and terms as described in Section 4.3:

Annual Sales of Royalty Qualifying Licensed Products	Royalty Rate
<$500,000,000	2%
500,000,000 to < $1,000,000,000	4%
> $1,000,000,000)	6%

LICENSE AGREEMENT

This License Agreement (“Agreement”), dated as of 15 January 2020 (the “Execution Date”), is made by and between, Immune Therapeutics, Inc., a Florida C corporation having its principal place of business at 37 North Orange Ave, Suite 607, Orlando, FL 32801 (“Immune” or “IMUN” or “Licensor”), and Forte Biotechnology Intl Corp., a corporation organized and existing under the laws of the State of Florida having its principal place of business at 1001-A East Harmony Road, 114, Fort Collins Co 80528 (“Forte” or “FBIC” or “Licensee”). The execution, delivery, and effectiveness of this Agreement are contingent upon the simultaneous execution and delivery of the related Collaboration & Development Agreement (“Collaboration Agreement”) between the Parties.

RECITALS

Whereas, IMUN owns or licensed patents, patent applications, know-how and other information relating to Low Dose Naltrexone or Lodonal or LDN. Additionally, IMUN owns or licensed patents, patent applications, know-how and other information relating to Methionine Enkephalin or “MENK.”

Whereas, Forte is engaged in the discovery and development of therapies to treat cancer and other diseases in animals;

Whereas, Forte desires to obtain, and IMUN is willing to grant to Forte, an exclusive license under the IMUN Technology to develop, make, have made, use, sell, offer for sale, export and import the Product in the Field, in the Territory, on the terms and subject to the conditions set forth herein; and

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below:

1.1 “Accounting Standards” shall mean (a) U.S. generally accepted accounting principles or (b) international financial reporting standards; in either case, consistently applied throughout the organization of a Party (or a Related Party, as applicable).

1.2 “Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such may be amended from time to time.

1.3 “Administrator” shall have the meaning provided in Section 11.2(a).

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1.4 “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through the ownership of fifty percent (50%) or more of the voting securities of such Person, by contract or otherwise. For clarity, once a Person ceases to be an Affiliate of a Party then without any further action, such Person shall cease to have any rights under this Agreement by reason of being an Affiliate of such Party.

1.5 “Applicable Laws” shall mean the applicable laws of any jurisdiction which are applicable to any of the Parties or their respective Affiliates in carrying out activities hereunder or to which any of the Parties or their respective Affiliates in carrying out the activities hereunder is subject, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, policies, directions, directives and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions.

1.6 “Bankruptcy Laws” shall have the meaning provided in Section 12.1.

1.7 “Calendar Quarter” shall mean a three (3) month period ending on March 31, June 30, September 30, and December 31 in each Calendar Year.

1.8 “Calendar Year” shall mean the period from January 1 of a year through the end of December 31 of the same year.

1.9 “Change of Control” means, with respect to a Party: (a) a merger, reorganization or consolidation involving such Party, or any parent company of such Party and a Third Party in which the voting securities of such Party or its parent company, as applicable, outstanding immediately prior thereto cease to represent more than fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation or (b) a Person, or group of Persons (acting in concert), directly or indirectly, become the beneficial owner (as defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended) of more than fifty percent (50%) of the voting equity securities or management control of such Party or any parent company of such Party, excluding any PUBLIC OFFERING contemplated herein with respect to Forte.

1.10 “Forte Competitive Infringement” shall have the meaning provided in Section 8.4(a).

1.11 “Forte Indemnitees” shall have the meaning provided in Section 10.2.

1.12 “Forte Know-How” shall mean all Know-How Controlled by Forte or its Affiliates as of the Execution Date or any time during the Term, including all Know-How developed or generated by or on behalf of Forte or any of its Affiliates in the course of conducting research, development, manufacturing, research, development, importation, sale, regulatory or commercialization activities contemplated by this Agreement.

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1.13 “Forte Patent Rights” shall mean all Patent Rights Controlled by Forte or its Affiliates as of the Execution Date that claim or cover the composition of matter, manufacture or use of any Compound and/or Product. The Forte Patent Rights shall include Forte’s (and its Affiliates’) rights in Joint Patent Rights.

1.14 “Forte Technology” shall mean Forte Patent Rights and Forte Know-How.

1.15 “Claim” shall have the meaning provided in Section 10.1.

1.16 “CNADA” is a Conditional New Animal Drug Approval application used to seek conditional approval of a new animal drug. A conditionally approved CNADA has met all the requirements to support the full approval of the new animal drug except for a demonstration of “substantial evidence of effectiveness.” For a CNADA, the applicant must demonstrate a “reasonable expectation of effectiveness.” A conditionally approved CNADA allows the applicant to legally market the new animal drug for up to 5 years, provided FDA approves the required annual renewal requests, while the applicant continues to collect the effectiveness data needed to meet the “substantial evidence” standard for full approval.

1.17 “Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, the level of reasonable, diligent, good faith efforts that biopharmaceutical companies typically devote to products owned by them that are at a similar stage in their development or product life and are of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval, the profitability of the product, and other relevant factors. As used in this Section 1.16, “biopharmaceutical companies” shall mean companies in the biopharmaceutical industry of a size and stage of development similar to that of such Party, including having human pharmaceutical product candidates or products in a similar stage of development to the Compound. Commercially Reasonable Efforts shall be determined on a market-by-market and Product-by-Product basis, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Product and the market(s) involved.

1.18 “Common Stock” means shares of the Forte’s common stock, $0.001 par value per share, or should Forte change its name in connection with the consummation of a PUBLIC OFFERING, the publicly traded company after the name change.

1.19 “Compounds” shall mean, Lodonal and/or MENK and any other compound whose composition, manufacture or use is claimed by a claim in the IMUN patents listed in Exhibit A or IMUN Know-How. Also, can mean Forte added to any other chemical(s) or compound(s) that have anti-cancer properties or desired formulation properties.

1.20 “Confidential Information” shall have the meaning provided in Section 6.2.

1.21 “Control”, “Controls” or “Controlled by” shall mean, with respect to any Patent Rights, Information, Know How, Formulation or other intellectual property rights, the possession by a Person of the ability (whether by ownership, license or other right, other than pursuant to a license granted under this Agreement) to grant access to, or a license or sublicense of, or a covenant not to sue, as applicable, to or under such Patent Rights, Know- How, Information or other intellectual property rights without violating the terms of any agreement or other arrangement with any other Person, or being obligated to pay any royalties or other consideration therefor in existence as of the time such Party or Affiliates would first be required hereunder to grant the other Party such license or access.

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1.22 “Cover” means (a) with respect to Know-How, such Know-How was used in the exploitation of the Product, and (b) with respect to a Patent Right, a Valid Patent Claim would (absent a license thereunder or ownership thereof) be Infringed by the exploitation of the Product; cognates of the word “Cover” shall have correlative meanings.

1.23 “Domain Names” shall mean internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs.

1.24 “INAD” or “Investigational New Animal Drug” is equivalent to a human IND Drug Application, but is to be used for animal FDA drug approvals. It is required to be approved by the FDA prior to any animal clinical studies are initiated.

1.25 “Develop” or “Development” means all activities that relate to the development of Compounds and Products or to (a) obtaining, maintaining or expanding regulatory approval of a Product, or (b) developing the ability to manufacture clinical and commercial quantities of a Compound or Product. This includes: (i) preclinical testing, toxicology, and clinical trials; (ii) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain, maintain or expand regulatory approval of a Product; and (iii) manufacturing process development and scale-up, bulk production and fill/finish work associated with the supply of a Product for preclinical testing and clinical trials, and related quality assurance and technical support activities.

1.26 “Encumbrance” shall mean any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

1.27 “Export Control Laws” shall mean all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including, but not limited to, the Export Administration Act of 1979, 24 U.S.C. §§2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§1 et. seq., the Arms Export Control Act, 22 U.S.C. §§2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

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1.28 “Fair Market Value” shall have the meaning provided in Section 12.16(b).

1.29 “FCPA” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1, et. seq.) as amended.

1.30 “FDA” shall mean the U.S. Food and Drug Administration and any successor entity thereto.

1.31 “Field” shall mean all uses of the Product for the treatment of animals for any disease.

1.32 “First Commercial Sale” shall mean, with respect to a given Product in a given country, the first commercial transfer or disposition for value of such Product by Forte or a Related Party to a Third Party (other than a Related Party) for end use or consumption of such Product in such country after receipt of Marketing Approval for such Product in such country, excluding, however, transfers or dispositions of Product, without consideration: (i) in connection with patient assistance programs; (ii) for charitable or promotional purposes; (iii) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (iv) for use in any tests or studies reasonably necessary to comply with Applicable Law, regulation or request by a Regulatory Authority. For clarity, First Commercial Sale shall be determined on a Product-by-Product and country- by-country basis.

1.33 “GCP” shall mean the then current “good clinical practices” as such term is defined from time to time by the FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.34 “GLP” shall mean the then current “good laboratory practices” as such term is defined from time to time by the FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.35 “GMP” shall mean the then current “good manufacturing practices” as such term is defined from time to time by the FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.36 “Indemnified Party” shall have the meaning provided in Section 10.3.

1.37 “Indemnifying Party” shall have the meaning provided in Section 10.3.

1.38 “Independent Accounting Firm” shall have the meaning provided in Section 12.16(b)(i).

1.39 “Indication” shall mean a separate and distinct disease or medical condition in humans or animals and potential preventative, diagnostic, therapeutic and other uses: (a) which a Product is intended to treat or prevent, as evidenced by the protocol for a clinical trial of such Product or by the proposed Product labeling in an NADA filed with a Regulatory Authority for such Product; or (b) which is contained in a Product’s labeling approved by a Regulatory Authority as part of the Marketing Approval for such Product.

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1.40 “Information” shall mean any and all proprietary data, information, materials and know-how (whether patentable or not) that are not in the public domain, including, but not limited to, (a) ideas, discoveries, inventions, improvements, technology or trade secrets, (b) pharmaceutical, chemical and biological materials, products, components or compositions, (c) methods, procedures, formulas, processes, tests, assays, techniques, regulatory requirements and strategies, (d) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information related thereto, (e) technical and non-technical data and other information related to the foregoing, and (f) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information or materials.

1.41 “Infringe” or “Infringement” means any infringement as determined by Applicable Law, including, but not limited to, direct infringement, contributory infringement or any inducement to infringe.

1.42 “Initiates” or “Initiation” shall mean, with respect to an animal clinical trial, the administration of the first dose to the first patient/subject in such trial.

1.43 “Invention” shall mean any invention, whether or not patentable, made in the course and as a result of the conduct of the activities contemplated by this Agreement.

1.44 “Inventory” shall have the meaning provided in Section 2.3(a).

1.45 “Joint Inventions” shall have the meaning provided in Section 8.1.

1.46 “Joint Patent Rights” shall have the meaning provided in Section 8.1.

1.47 “Know-How” shall mean any and all Information related to a Product or any active ingredient contained in a Product, or any general knowledge and understanding of chemistry, formulation, blending, scaling manufacturing, etc., including all technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to compounds, formulations, compositions, products or to their manufacture, development, registration, use or commercialization or methods of assaying or teIMUNng them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, regulatory filings and copies thereof, relevant to the development, manufacture, use or commercialization of and/or which may be useful in studying, teIMUNng, development, production or formulation of Products, or intermediates for the synthesis of a Product.

1.48 “License Grant” shall have the meaning provided in Section 2.1.

1.49 “Losses” has the meaning provided in Section 10.1.

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1.50 “Marketing Approval” shall mean all required approvals from the relevant Regulatory Authority in a given country necessary to market and sell a pharmaceutical product in such country, including, but not limited to, pricing and reimbursement approvals if required for marketing or sale of such product in such country.

1.51 “NADA” shall mean New Animal Drug Approval as defined in the Federal Food, Drug, and Cosmetic Act (the act), a new animal drug may not be sold into interstate commerce unless it is the subject of an Approved New Animal Drug Application (NADA). Under section 512(j) of the act, unapproved investigational new animal drugs may be exempt from the approval requirements of the act. An investigational new animal drug may be shipped in interstate commerce for use by experts, qualified by scientific training and experience, to investigate their safety and effectiveness, if the requirements for the exemption set forth in 21 CFR part 511 are met.

1.52 “Net Sales” Shall be divided into three distinct scenarios: (1) co- commercialization deal with large strategic pharmaceutical company, (2) use of third-party or distribution company, and (3) Forte’s own efforts to commercialize the Product using in- house sales/marketing/commercialization infrastructure. Therefore, Net Sales definitions will be different for each of these scenarios:

(a) Net Sales with strategic company: Following the negotiation and consummation of a sublicense or acquisition agreement with a large strategic pharma company, Forte will have negotiated a final Average Selling Price (“ASP”) that will be used for all payments back to Forte. IMUN will receive royalty payments calculated on those ASP prices.

(b) Net Sales with third party distributor(s) or sales organization(s): Following the negotiation and execution of an agreement with a third-party distributor royalties will be calculated by using the net amount of money paid back to Forte for sales by the third party.

(c) Finally Net Sales with Forte’s own commercial sales and marketing infrastructure will be determined by using the following definition: Net Sales shall mean the gross amounts invoiced for sales or other dispositions of Products by or on behalf of Forte or any of its Related Parties (each, a “Selling Party”) to Third Parties (other than Related Parties), less the following deductions actually incurred, allowed, paid, accrued or otherwise specifically allocated to Products by the Selling Party, all in compliance with applicable Accounting Standards, consistently applied by the Selling Party:

(i) normal and customary trade discounts, including, but not limited to, trade, cash and quantity discounts or rebates credits or refunds, actually allowed and taken;

(ii) credits or allowances actually granted or made for rejection of or return of previously sold Products, including, but not limited to, recalls, or for retroactive price reductions and billing errors or for stocking allowances;

(iii) governmental and other rebates (or credits or other equivalents thereof) actually granted to managed health care organizations, commercial insurance companies, pharmacy benefit managers (or equivalents thereof), distributors, national, state/provincial, local, and other governments, their agencies and purchasers, and reimbursers, or to trade customers;

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(iv) reasonable fees paid to wholesalers, distributors, selling agents (excluding sales representatives of the Selling Party), group purchasing organizations, Third Party payors, other contractees and managed care entities, in each case with respect to the Product;

(v) charges separately invoiced for freight, insurance, transportation, postage and handling;

(vi) taxes, custom duties or other governmental charges (including any tax such as a value added or similar tax or government charge but excluding what is commonly known as income tax) levied on or measured by the billing amount for Products, as adjusted for rebates and refunds; and to the extent these taxes and charges are included in the gross sales.

In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions). In no event shall a particular amount identified above to be deducted exceed the gross amount invoiced resulting in a negative royalty. In such a case a minimum royalty will be due.

In the unusual event that the Product is “bundled” for sale together with one or more other products in a country (a “Product Bundle”), IMUN will receive their royalty based upon the final dollar value received by Forte.

Sale of Product by a Selling Party to another Selling Party for resale by such entity to a Third Party (other than a Related Party) shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale is included in the computation of Net Sales. Simply put, IMUN will receive royalties on what revenue comes back to Forte regardless of the many layers of sales and resales that may occur.

Further, transfers or dispositions of Product, without consideration: (A) in connection with patient assistance programs; (B) for charitable or promotional purposes; (C) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (D) for use in any tests or studies reasonably necessary to comply with Applicable Law, regulation or request by a Regulatory Authority, shall not, in each case of (A) through (D), be deemed sales of such Product for purposes of this definition of “Net Sales.”

1.53 “Other Active” shall mean any other active pharmaceutical ingredient other than a Compound.

1.54 “Party” shall mean Forte and IMUN, individually, and “Parties” shall mean Forte and IMUN, collectively.

1.55 “Patent Certification” shall have the meaning provided in Section 8.4(a).

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1.56 “Patent Rights” shall mean (i) patents and patent applications (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), (ii) any and all divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates and the like of any such patents and patent applications, and (iii) any and all foreign equivalents of the foregoing.

1.57 “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.58 “Phase I Clinical Trial” means an animal clinical trial of a Product, the principal purpose of which is to evaluate safety in healthy animals, to determine pharmacokinetic parameters and other key pharmaceutical properties of the Product (including absorption, metabolism, and elimination), or to determine the appropriate range of doses to evaluate in further clinical trials, in each case as described in 21 C.F.R. § 312.21(a), as amended from time to time, or the corresponding foreign regulation

1.59 “Pivotal Clinical Trial” means a pivotal animal clinical trial of a Product with a defined dose or a set of defined doses of such Product designed to ascertain efficacy and safety of such Product for the purpose of enabling, without the performance of additional animal clinical trials, the preparation and submission of an NADA or CNADA to the applicable Regulatory Authorities in a country of the Licensed Territory, as further defined in 21 C.F.R. § 312.21(c) for the U.S., as amended from time to time, or the corresponding foreign regulations.

1.60 “Product” shall mean any pharmaceutical composition or preparation (in any and all dosage forms) in final form containing a Compound as an active ingredient, that utilizes or is covered by the IMUN Patent Rights or Know-How. Specifically formulated Lodonal or MENK.

1.61 “Product Bundle” shall have the meaning set forth in Section 1.55.

1.62 “Regulatory Authority” shall mean any country, federal, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction.

1.63 “Regulatory Documentation” shall mean all regulatory applications, registrations, licenses, authorizations and approvals (including, but not limited to, all INADs, NADAs and Marketing Approvals), all correspondence submitted to or received from Regulatory Authorities (including, but not limited to, minutes and official contact reports relating to any communications with any Regulatory Authority), and all reports and documentation in connection with clinical studies and tests (including, but not limited to, study reports and study protocols, and copies of all interim study analysis), and all data contained in any of the foregoing, including, but not limited to, all INADs, NADAs, advertising and promotion documents, manufacturing data, drug master files, clinical data, adverse event files and complaint files, in each case related to a Compound and/or Product.

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1.64 “Related Party” shall mean each of Forte’s Affiliates and its and their respective Sublicensees hereunder.

1.65 “Royalty Term” shall have the meaning provided in Section 4.4.

1.66 “Rules” shall have the meaning provided in Section 11.2(a).

1.67 “Sale Transaction” shall have the meaning provided in Section 12.7(a)(i).

1.68 “IMUN Indemnitee” shall have the meaning provided in Section 10.1.

1.69 “IMUN Know-How” shall mean all Know-How Controlled by IMUN or any of its Affiliates as of the Execution Date or at any time during the Term.

1.70 “IMUN Patent Rights” shall mean any and all Patent Rights Controlled by IMUN or any of its Affiliates as of the Execution Date that claim or Cover the Compounds and/or the composition of matter, manufacture, research, development, importation, sale or use of the Product. The IMUN Patent Rights shall include IMUN’s (and its Affiliates’) rights in Joint Patent Rights. The IMUN Patent Rights shall include those listed in Exhibit A. Notwithstanding the foregoing, (i) IMUN Patent Rights shall not include any Patents Controlled by any Third Party Acquirer of IMUN, or any Affiliate of such Third Party Acquirer, except for any such Patents claiming inventions made by such Third Party Acquirer or its Affiliate after such Third Party Acquirer’s acquisition of IMUN through (a) use of IMUN Know-How or (b) practice of any invention that is then Covered by a Valid Patent Claim of the IMUN Patent Rights listed in Exhibit A.

1.71 “IMUN Technology” shall mean all IMUN Know-How and IMUN Patent Rights.

1.72 “Sublicensee” shall mean a Third Party sublicensee under the license granted by IMUN to Forte pursuant to Section 2.1, whether such Third Party’s sublicense was granted to it directly by Forte or its Affiliate or indirectly through one or more tiers of sublicense.

1.73 “Technical Assistance” shall have the meaning provided in Section 2.3(d).

1.74 “Term” shall have the meaning provided in Section 9.1.

1.75 “Territory” shall mean Global.

1.76 “Third Party” shall mean a Person other than Forte and its Affiliates, and IMUN and its Affiliates.

1.77 “Third Party Acquirer” shall have the meaning provided in Section 12.7(a)(i).

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1.78 “Third Party Patent Licenses” shall have the meaning provided in Section 4.5(b).

1.79 “Trademark” shall mean means any word, name, logo, tagline, slogan, symbol, device, design, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration rights, program name, delivery form name, certification mark or collective mark, that functions as an identifier of source, origin or quality, in each case, whether or not registered, and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.80 “Valid Patent Claim” shall mean a claim of an issued and unexpired patent included within the IMUN Patent Rights, in a country within the Territory that, unless licensed would be infringed by the manufacture, use, importation or sale of such Product in such country in the Territory, which claim has not been held invalid or unenforceable by a decision of a court or other governmental agency of competent jurisdiction, which decision is an unappealable or unappealed decision within the time allowed for appeal, which is not lost in an interference proceeding or through disclaimer or otherwise not admitted to be invalid, and which has not been pending for more than 7 years.

ARTICLE 2

LICENSE GRANT

2.1 License Grant. Subject to the terms and conditions of this Agreement, as of the Execution Date provided that the Initial License Fee as defined in Section 4.1 of this Agreement is paid as of the Execution Date and, IMUN hereby grants, and shall procure that each of its relevant Affiliates shall grant, to Forte (i) an exclusive, royalty-bearing license (or sublicense, including the right to sublicense solely as set forth in Section 2.3 and elsewhere in this Agreement), under the IMUN Patent Rights and the IMUN Know-How to the extent specific to the Compound and the Product; and (ii) a non-exclusive, royalty-bearing (as set forth in Section 4.3) license (or sublicense including the right to sublicense solely as set forth in Section 2.3 and elsewhere in this Agreement), under the IMUN Know-How that is not specific but is related to one or both of the Compounds and/or the Products; in each case, to make, have made, use, sell, have sold, offer for sale, and import Compounds and Products in the Field in the Territory during the Term (collectively, the “License Grant”).

2.2 Sublicensing.

(a) Right to Sublicense. Subject to Section 2.3(b), Forte shall have the right to grant sublicenses, through multiple tiers of sublicensees, under the licenses and rights granted in Section 2.1 to any Person that is not a competitor of IMUN defined as a company in the human oncology field, provided that any sublicenses to such other Persons shall be subject to prior written consent of IMUN, such consent not to be unreasonably withheld, conditioned or delayed.

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(b) Sublicense Terms. Any sublicense granted by Forte under this Agreement (directly or indirectly through its Affiliate) to a Third Party shall be (i) in writing and (ii) subject and subordinate in all respects to, and consistent with, the terms and conditions of this Agreement. Forte shall provide IMUN with a copy of any sublicense agreement entered into by Forte or its Affiliate, and any amendment thereto, within fifteen (15) days of its execution. Forte shall be responsible for its Sublicensees and their respective compliance with the relevant obligations under this Agreement and shall, at its own cost, enforce compliance by Sublicensees with the terms of this Agreement. In the event any of the Sublicensees breaches their respective sublicense agreement or this Agreement, Forte shall be fully responsible and shall compensate IMUN for any incurred damages. Forte hereby waives any requirement that IMUN exhaust any right, power or remedy, or proceed against any sublicensee of Forte for any obligation or performance under this Agreement prior to proceeding directly against the sublicensing party. Any sublicense granted pursuant to this Section 2.3 shall terminate immediately if the relevant sublicensee commits or omits to do any act which would, if committed or omitted by a Party, would give rise to a right of termination pursuant to Article 9.

2.3 Technology Transfer and IMUN Assistance.

(a) Manufacturing Technology Transfer. Within one year after the Execution Date of an approved contract manufacturing agreement to manufacture Compounds and Product for use in the Field, IMUN shall transfer or cause to be transferred (including from its Third Party contract manufacturers) to Forte, or a Third Party manufacturer designated by Forte, copies of all IMUN Know-How that is available in written, graphic, electronic or other tangible form (and to the extent such Know-How exists in electronic form, IMUN may provide the same to Forte in electronic form) and related to the manufacture of Compound and Products in IMUN’s possession and Control, only to the extent required to enable Forte (or its designee) to manufacture Compounds and Product for use in the Field using the process employed by or on behalf of IMUN to manufacture Compounds and Product. In case the Know-How is not captured in writing, IMUN shall make its scientists and manufacturing team available for in-person meetings to explain and demonstrate the Know-How subject to the limitation in Section 2.3(e) hereof. In addition, IMUN shall provide Forte with an introduction to IMUN’s Third Party contract manufacturer(s) for Compound.

(b) IMUN Know-How. As requested by Forte, IMUN shall transfer to Forte all clinical safety, toxicology and other data within the IMUN Know-How related to the Compounds and the Product in IMUN’s possession and that is available in written, graphic, electronic or other tangible form (or true and complete copies thereof), and to the extent such data exists in electronic form, IMUN may provide the same to Forte in electronic form. In case the Know-How is not captured in writing, IMUN shall make its scientists and manufacturing team available for in-person meetings as described in the Collaboration Agreement to explain and demonstrate the Know-How subject to the limitation in Section 2.3(e) hereof. During the Term, IMUN shall promptly notify Forte of the development or acquisition of additional IMUN Know-How and shall promptly convey such IMUN Know- How to Forte.

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(c) IMUN Assistance. At Forte’s request and subject to the limitation in Section 2.4(c) hereof and the terms and conditions of the Collaboration Agreement, IMUN shall provide reasonable technical, regulatory and development assistance to Forte in the practice of the IMUN Know-How transferred to Forte pursuant to this Section 2.4 (“Technical Assistance”). For clarity, Technical Assistance excludes the performance of any additional research, development, regulatory or manufacturing (including CMC) work.

(d) Reserved Rights. Notwithstanding anything herein to the contrary, IMUN, on behalf of itself and its Affiliates, hereby expressly reserves the right to practice, and to grant licenses under, the IMUN Technology for any and all purposes other than the specific purposes for which the IMUN Technology is exclusively licensed to Forte under Section 2.1. Except as expressly provided herein, IMUN grants no other right or license, including any rights or licenses to the IMUN Technology or other intellectual property rights.

2.4 Negative Covenants.

(a) Forte hereby covenants:

(i) not to practice, and not to cause any Related Party or other Third Party to practice, any IMUN Technology for any purpose other than as expressly authorized in this Agreement; and

(ii) not to develop, use, make, have made, promote, market, offer for sale, have sold, sell, export, import or otherwise commercialize either directly or indirectly or through any Related Party or other Third Party, any aqueous plasma-based product, other than Product, that includes one or more anti-cancer molecules that treats or prevents the same indication.

(b) The Parties hereby acknowledge and agree that the negative covenants set forth in this Section 2.4 shall only survive for the term of this Agreement and shall immediately terminate upon termination of this Agreement for any reason.

ARTICLE 3

DEVELOPMENT, REGULATORY ACTIVITIES AND COMMERCIALIZATION

3.1 Responsibility. Forte (itself and/or with or through its Related Parties) shall be solely responsible, at its own expense, for, and shall control all aspects of Development (including, but not limited to, pre-clinical, chemistry manufacturing controls [aka CMC], and clinical development), manufacture, registration and commercialization (including, but not limited to, marketing, promoting, selling, distributing and determining pricing for) Products in the Field in the Territory. Without limiting the generality of the foregoing, Forte (itself and/or with or through its Related Parties) shall be solely responsible for preparing and submitting all required regulatory filings in connection with obtaining and maintaining Marketing Approvals with respect to Products in the Field in the Territory, including all INADs, NADAs, or CNADAs at Forte’s sole expense. All of such submissions and other regulatory filings relating to Products in the Field shall be submitted in the name of, and owned by, Forte (or a Related Party, as applicable). Subject to the limitations in Section 2.4(e), IMUN shall provide Forte with reasonable assistance with the foregoing set forth in this Section 3.1 upon Forte’s written request.

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3.2 Diligence. Forte (itself and/or with or through its Related Parties) shall use Commercially Reasonable Efforts to Develop, seek Marketing Approval for, and commercialize the Products in the Territory. Without limiting the foregoing, Forte (itself and/or with or through its Related Parties) shall first use Commercially Reasonable Efforts to develop, seek Marketing Approval, and commercialize at least one Product for at least one Indication in the Field in the United States.

(a) Development. Forte (itself and/or with or through its Related Parties) must conduct meaningful development activities for the Compound and Product within every period of six months (6) over the life of the agreement until obtaining a marketing authorization in the US, Europe, Asia or other market that is mutually agreed upon by both parties, subject to written notification of the failure to engage in such activities and right to cure in thirty (30) days of receipt of the written notification. Meaningful development activities include, without limitation, (a) planning, preparing for the conduct of (including drafting protocols and negotiating with clinical research organization and clinical trial sites) and writing study reports for clinical trials and (b) conducting regulatory affairs, including planning for and attending regulatory meetings, preparing regulatory filings and addressing issues raised by Regulatory Authorities; provided, however, if Forte has failed to submit to or discuss with a Regulatory Authority a regulatory filing that includes Forte’s proposed protocol for the then subsequent clinical trial within twelve (12) months after the last patient follow-up of each Clinical Trial and Pivotal Clinical Trial conducted by Forte, then Forte shall be deemed to be in material breach of its diligence obligations hereunder, and IMUN shall have the right to terminate this Agreement in accordance with Section 9.2 subject to written fortification and the right to cure in 30 days of receipt of the written notification; provided that such twelve (12)-month period will be extended automatically by the amount of any delay resulting from (i) clinical or regulatory delays that are outside of Forte’s reasonable control, including requests or requirements of a Regulatory Authority beyond what would be reasonably anticipated, or (ii) delays in manufacturing needed quantities of Compounds or Products that are outside of Forte’s reasonable control.

(b) Commercialization.

Forte shall submit to IMUN a marketing plan for the Product within sixty (60) Days from the date of the regulatory approval required for the commercialization of the applicable Product in the Territory. Forte shall make Commercially Reasonable Efforts to commercialize the Product in accordance with its marketing plan submitted to IMUN, or as such plan may be updated from time to time on a commercially reasonable basis. Forte shall conduct all activities relating to the commercialization of the Product in the Field within the Territory at its own expense, and shall start commercialization of the Product (provided the product can be manufactured on commercial scale) within the later of six (6) months or a commercially reasonable time period following the receipt of regulatory approvals necessary for commercialization of such Product. If and when Forte fails to meet the above-mentioned deadline, except for non-performance caused by reasons directly attributable to IMUN, such failure shall be treated as a material breach by Forte, and IMUN shall have the right to terminate this Agreement in accordance with Section 9.2 upon written notification to Forte and after a thirty (30) day cure period.

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3.3 Records. Forte and IMUN shall maintain, or cause to be maintained, complete and accurate records of all development work conducted by or on behalf of Forte or IMUN with respect to Compound and Product, including all results, data, inventions and developments made in the performance of such development work. All such records maintained shall be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, and all such records shall be Forte’s and IMUN’s Information and IMUN shall retain all intellectual property and ownership rights of every kind and nature in such records. Forte shall provide IMUN access to such records upon IMUN’s reasonable request. IMUN will provide Forte with access to such records upon Forte’s reasonable request.

3.4 Meetings; Reports.

(a) Meetings. Prior to Initiation of the first Clinical Trial of a Product, the Parties shall, at IMUN’s written request but no more than semi-annually, hold periodic meetings (by telephone or videoconference unless otherwise agreed) at which qualified representatives of Forte responsible for Product development will report to IMUN, and respond to IMUN’s reasonable questions regarding, the progress and results of Forte’s Product development and registration efforts.

(b) Reports. Forte shall keep IMUN generally informed as to Forte’s development and commercialization of any Compounds and Products, including a quarterly written report therefor to IMUN within forty-five (45) days after the end of each Calendar Quarter. Each quarterly written report will (i) summarize the status of the Product development efforts of Forte and Related Parties, including the Indications for which any of them is developing any Product, (ii) disclose any INAD or NADA or CNADA submitted, and any Marketing Approval obtained, by or on behalf of Forte or any Related Party with respect to any Product (including the applicable Indication), and (iii) summarize Product commercialization activities undertaken or planned by or on behalf of Fortte or any Related Party with respect to any Product; in each case, in the preceding three (3) months. Forte shall promptly respond to any of IMUN’s reasonable written requests or inquiries relating to the written progress reports provided hereunder.

3.5 Compliance with Applicable Laws. Forte shall conduct, and shall cause its Related Parties to conduct, all development, regulatory, manufacturing and commercialization activities with respect to Compounds and Products in the Territory in compliance with all Applicable Laws and, as applicable, GLP, GCP and/or GMP. IMUN shall comply with all Applicable Laws having jurisdiction over the performance of this Agreement with respect to any activities it performs hereunder.

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ARTICLE 4

PAYMENTS

4.1 Initial License Fee. In consideration for the rights and licenses granted to FORTE hereunder, FORTE shall assume IMUN debt in an amount equal to three million seven hundred and forty thousand and seven hundred and forty-six dollars ($3,740,746), payable solely in unregistered Forte common stock (the “Initial License Fee”).

4.2 Milestone Payments. Forte shall provide IMUN with prompt written notice (but in no event later than ten (10) Business Days after such occurrence) of achievement of each of the milestone events set forth in this Section 4.2. All Milestone Payments will be paid for any drug Candidate that contains Forte in any amount or created with IMUN Know- How regardless of whether that drug Candidate has Londonal/MENK alone or Londonal/MENK with other active agents. The milestone payments shall be paid as follows:

Developmental Milestones	Milestone Payment
Successful MUMS Designation	$ 100,000
Conditional Approval	$ 100,000

The above milestone payments shall only be paid once, for Forte or its Related Party’s first achievement of the corresponding milestone event by any Product (regardless of the number of times such milestone event is achieved by a Product, the number of Indications for which such milestone event is achieved by a Product, or the number of Products that achieve such milestone event, and regardless of whether any such milestone event is achieved by the same Product that achieved any other milestone event or by a different Product). The milestone payment shall be payable in cash, or as otherwise agreed in writing by the parties, to IMUN within forty-five (45) days after the occurrence of such milestone.

Commercial Milestone Payments

Additional Commercial Milestone Payments shall be negotiated once and if Products are approved and marketed, however, both parties agree that the Commercial Milestone Payments will be consistent and no more than the industry norms for the veterinary market and the approved indications.

4.3 Royalties. Subject to Sections 4.4(a), 4.5 and 4.6 below, Forte will pay to IMUN, during the Royalty Term, royalties on Net Sales. Royalty Rates may be, at both Parties’ mutual agreement, re-negotiated via amendment to be attached to this Agreement, but will be no lower than the following rates set forth below:

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Annual Net Sales Increments	Royalty Rate
That portion of annual Net Sales of Products by Forte and Related Parties that is less than or equal to five hundred million dollars (>$500,000,000) unless a higher increment has been reached in the previous annual period in which case the royalty rate will start at the highest rate achieved for all Net Sales that year and remain at that level unless a higher rate is achieved.	2%

That portion of annual Net Sales of Products by Forte and Related Parties that is greater than five hundred million dollars ($500,000,000) and less than or equal to one billion dollars ($1,000,000,000) unless a higher increment has been reached in the previous annual period in which case the royalty rate will start at the highest rate achieved for all Net Sales that year and remain at that level unless a higher rate is achieved. If in subsequent years the annual revenues decline and are below five hundred million dollars (>$500,000,000) for twelve consecutive months then the effective royalty rate will be reduced back to 2% instead of starting at the higher royalty rate from the previous year.

4%

That portion of annual Net Sales of Products by Forte and Related 6% Parties that is greater than one billion dollars ($1,000,000,000) and will remain at this royalty rate for all future annual Net Sales once achieved in any given year. If in subsequent years the annual revenues decline and are below one billion dollars (>$1,000,000,000) for twelve consecutive months then the effective royalty rate will be reduced back to 4% instead of starting at the higher royalty rate from the previous year.

4.4 Royalty Term. Royalties under Section 4.3 shall be payable on a quarterly basis due within forty-five (45) days after the end of each Calendar Quarter for aggregate sales in all countries for all markets for all indications during the period of time commencing on the First Commercial Sale of a Product in a country and ending upon the later of: (a) fifteen (15) years from the date of First Commercial Sale of such Product in such country; and (b) expiration of the last-to-expire Valid Patent Claim of the IMUN Patent Rights Covering the manufacture, use or sale of such Product in such country. On a Product-by- Product and country-by-country basis, upon expiration of the Royalty Term for a Product in a country, Forte’s license under Section 2.1 with respect to such Product in such country shall become non-exclusive, fully-paid, irrevocable and perpetual (the “Royalty Term”).

(a) Additional Third Party Licenses. In the event that Forte reasonably determines that it is necessary to obtain rights to issued and unexpired Patent Rights of Third Parties (whether through acquisition or license) in order to make, have made, use, offer to sell, sell or import the Compound contained in a Product in a country (“Third Party Patent Licenses”), Forte shall obtain the prior written consent of IMUN in order to engage in such license negotiations, where such consent shall not be unreasonably withheld. If Forte obtains Third Party Patent Licenses, up to one hundred percent (100%) of such acquisition costs and royalties actually paid to Third Parties under such Third Party Patent Licenses by Forte for the sale of such Product in such country annually shall be creditable against the royalty payments due IMUN by Forte with respect to Net Sales of such Product in such country annually; provided however, that in no event shall the deductions under this Section 4.4(a) reduce royalties due to IMUN in any Calendar Quarter to less than twenty five percent (25%) of the amount that would otherwise be due to IMUN under this Article 4. Any portion of the royalties paid to Third Parties under such Third Party Patent Licenses with respect to such Product in such country that Forte would, but for the foregoing limitation on royalty reductions, be entitled to deduct under this Section 4.4(a) shall be carried over and applied against royalties payable to IMUN in respect of such Product in such country in subsequent years until the full deduction is taken.

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4.5 Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to Product in any country with a royalty rate lower than the royalty rate under Section 4.3, then the Parties shall negotiate in good faith, a mutually agreeable royalty rate to be paid by Forte to IMUN on Net Sales of such Product in that country under Section 4.3, taking into account the relative loss of sales due to the compulsory license.

4.6 Adjustment for Generic Competition. On a Product-by-Product and country-by-country basis, during any portion of the Royalty Term for a Product in a country when no Valid Patent Claim of the IMUN Patent Rights covers the manufacture, use or sale of such Product in such country and if one or more Generic Versions of such Product account for fifty percent (50%) or more of aggregate unit sales of such Product and such Generic Version(s) in such country annually, as determined by reference to applicable sales data obtained from IMS Health or from such other third party source for such sales data as may be agreed upon by the Parties (provided that such other source, if any, shall be generally recognized as a reliable source for pharmaceutical sales data among major pharmaceutical companies), then for the remainder of the Royalty Term for such Product in such country, the royalties payable by Forte to IMUN under Section 4.3 with respect to Net Sales of such Product in such country shall be reduced by twenty five percent (25%).

ARTICLE 5

PAYMENT; RECORDS; AUDITS

5.1 Payment; Reports. Royalties under Section 4.3 shall be calculated and reported to IMUN each Calendar Quarter by Forte during the Royalty Term and shall be paid forty-five (45) days after the end of each Calendar Quarter. Each payment of royalties shall be accompanied by a report of Net Sales of Products in U.S. dollars by Forte and Related Parties in sufficient detail to permit confirmation of the accuracy of the payment made, including gross sales and Net Sales of Products on a Product-by-Product and country-by- country basis, the deductions from gross sales (by major category as set forth in the definition of Net Sales), details of any royalty credits taken pursuant to Section 4.4(a) on a Third Party Patent License-by-Third Party Patent License basis, any applicable reductions or adjustments made pursuant to Section 4.5 and/or Section 4.6, the applicable royalty rate, the royalty payable, the methods used to calculate the royalty rate and the exchange rates used.

5.2 Exchange Rate; Manner and Place of Payment. All payment amounts in this Agreement are expressed in U.S. dollars, and all payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be calculated using an exchange rate equal to the average of the interbank rates of exchange for such currency as reported at www.OANDA.com during the year, up to that point, for which payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to the bank and account designated in writing by IMUN.

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5.3 Income Tax Withholding. IMUN represents, warrants, and covenants that IMUN will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by Forte from any payment made to IMUN under this Agreement, Forte shall (i) deduct such taxes from the payment made to IMUN, (ii) timely pay the taxes to the proper taxing authority, (iii) send proof of payment to IMUN and certify its receipt by the taxing authority within thirty (30) days following such payment, and (iv) cooperate with IMUN in any way reasonably requested by IMUN, to obtain available reductions, credits or refunds of such taxes. Also, IMUN shall cooperate with Forte in any way reasonably requested by Forte, to obtain available reductions, credits or refunds of such taxes. Without limiting the generality of the foregoing, upon request each Party shall provide the other Party such information in the Party’s possession as may be reasonably necessary for the Party to obtain the benefit of any present or future treaty against double taxation which may apply to payments made to IMUN under this Agreement or any other terms of this Agreement.

If Forte is required to make a payment to IMUN subject to a deduction or withholding of taxes, and if such deduction or withholding of tax obligation arises solely as a result of the assignment of this Agreement by Forte or as a result of any failure on the part of Forte to comply with Applicable Laws relating to the withholding of taxes, in each case, after the Execution Date, that has the effect of increasing the deduction or withholding of taxes on such payment above the amounts of deduction or withholding of taxes that would otherwise be deducted or withheld prior to such assignment of this Agreement or prior to such failure by Forte to comply with such Applicable Laws, as applicable (a “Forte Withholding Tax Action”), then the payment by Forte (in respect of which such deduction or withholding of taxes is required to be made) shall be increased by the amount of such additional deduction or withholding taxes (the “Additional Tax”), but solely to the extent that (i) such Additional Tax arises solely as a direct result of such Forte Withholding Tax Action and (ii) such Additional Tax cannot be recovered by IMUN. The Additional Tax, along with any other taxes deducted and withheld from the payment made by Forte, shall be timely remitted to the proper governmental authority for the account of IMUN in accordance with Applicable Laws. IMUN will provide satisfactory backup proof to Forte auditors upon request and IMUN agrees to promptly credit back any tax overpayments made.

5.4 Audits.

(a) Records Maintenance. Forte shall keep (and shall cause its Affiliates and Sublicensees to keep) complete and accurate records (owned exclusively by Forte) pertaining to the sale or other disposition of Products in sufficient detail to permit IMUN confirm the accuracy of all royalty payments due hereunder for at least three (3) full Calendar Years following the end of the Calendar Year to which they pertain and Forte will audit the Net Sales and royalty payments no more than annually at its sole expense and with an auditor acceptable to IMUN, whose consent will not be unreasonably withheld.

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(b) IMUN Audit Rights. IMUN shall have the additional right, once annually, to cause an independent, certified public accountant reasonably acceptable to Forte to audit such records solely to confirm Net Sales and royalties for a period covering not more than the preceding three (3) full Calendar Years. No Calendar Year shall be subject to audit under this section more than once. Such audits may be exercised during normal business hours upon reasonable prior written notice of not less than thirty (30) days to Forte in the location where the records are maintained. The auditor will execute a reasonable written confidentiality agreement with Forte (as determined by Forte in Forte’s sole but reasonable discretion) and will disclose to IMUN only such information as is reasonably necessary to provide IMUN with information regarding any actual or potential discrepancies between royalty amounts reported and actually paid and amounts payable under this Agreement. The auditor will send a copy of the report to Forte at the same time it is sent to IMUN. The report shall be confidential and will be sent to both Parties will include the methodology and calculations used to determine the results. Prompt adjustments shall be made by the Parties to reflect the results of such audit. Forte shall bear the full cost of such audit.

5.5 Late Payments. Any late payment shall accrue interest at a rate of six percent (6%) per annum beginning on the date that the payment is past due until the date of actual payment; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate.

ARTICLE 6

CONFIDENTIALITY AND PUBLICATION

6.1 Confidential Obligations. Except to the extent expressly authorized by this Agreement, each Party (in such capacity, the “Receiving Party”) agrees that, during the Term and for seven (7) years thereafter, it shall keep confidential and shall not publish or otherwise disclose to any Third Party, and shall not use for any purpose other than as expressly provided for in this Agreement or any other written agreement between the Parties, any Confidential Information furnished or made available to it by or on behalf of the other Party (in such capacity, the “Disclosing Party”). The Parties shall also protect the trade secrets received from the other Party for so long as they remain trade secrets pursuant to the laws of Florida. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its, and its Affiliates’, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information and shall be responsible and liable for any breach of such obligations by its Affiliates, employees, agents, consultants and other representatives. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

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6.2 Confidential Information. “Confidential Information” means any technical, business or other Information provided by or on behalf of one Party to the other Party in connection with this Agreement, whether prior to, on or after the Execution Date, including Information relating to the terms of this Agreement (subject to Section 6.5), information relating to the Compounds or Products (including Regulatory Documentation), any exploitation of the Compounds or Products, any Know-How with respect thereto developed by or on behalf of the Disclosing Party or its Affiliates (including the IMUN Know-How and Forte Know-How, as applicable) or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, the terms of this Agreement shall be deemed to be the Confidential Information of both Parties and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto. Notwithstanding the foregoing, the confidentiality and non-use obligations under this Article 6 with respect to any Confidential Information shall not include any information that: (i) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (ii) is known by the Receiving Party and/or any of its Affiliates at the time of receiving such information, as evidenced by its records; (iii) is hereafter furnished to the Receiving Party and/or any of its Affiliates by a Third Party, as a matter of right and without restriction on disclosure; or (iv) is independently discovered or developed by the Receiving Party and/or any of its Affiliates, without the use of Confidential Information of the Disclosing Party. Any combination of features or disclosures shall not be deemed to fall within such exclusions set forth in preceding Section 6.2(i) and (ii) merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

6.3 Authorized Disclosure. Notwithstanding the provisions of Section 6.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting Patents as permitted by this Agreement;

(b) enforcing such Party’s rights under this Agreement and in connection with, Marketing Approvals and other regulatory filings and communications;.

(c) prosecuting or defending litigation as permitted by this Agreement;

(d) complying with applicable court orders, applicable laws, rules or regulations, or the limiting rules of any exchange on which the Receiving Party’s securities are traded;

(e) disclosure to Affiliates, actual and potential licensees and sublicensees, employees, consultants or agents of the Receiving Party who have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential licensee or sublicensee, employee, consultant or agent agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this Article 6;

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(f) disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use that are no less restrictive than the confidentiality obligations herein.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 6.3(c) or 6.3(d), it will, except where prohibited by applicable law, give reasonable advance notice to the Disclosing Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts. The Disclosing Party shall then have the right to disapprove of the disclosure, except where prohibited by applicable law, in the Disclosing Party’s reasonable judgment. In any event, the Receiving Party agrees to take all reasonable action to avoid disclosure of Confidential Information hereunder.

6.4 Publications.

Forte and its Affiliates shall have the right to publish worldwide the results of their development activities, including clinical trials, with respect to the Compounds and Products. IMUN shall have the right to review and comment on any material proposed for disclosure or publication by Forte or its Affiliate, such as by oral presentation, manuscript or abstract, that relates to the development, manufacture or commercialization Compounds or Products and/or that includes Confidential Information of IMUN. Before any such material is submitted for publication or disclosure (other than oral presentation materials and abstracts, which are addressed below), Forte shall deliver a complete copy to IMUN at least forty five (45) days prior to submitting the material to a publisher or initiating such other disclosure, and IMUN shall review any such material and give its comments to Forte within thirty (30) days of the delivery of such material to IMUN which comments shall be reviewed by Forte. With respect to oral presentation materials and abstracts, Forte shall deliver a complete copy to IMUN at least fifteen(15) business days prior to the anticipated date of the presentation, and IMUN shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to Forte with appropriate comments, if any, but in no event later than ten (10) business days from the date of delivery to IMUN which comments shall be considered by Forte. Forte shall reasonably comply, or cause its Affiliate to comply (as applicable), with IMUN’s reasonable requests to delete references to IMUN’s Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional sixty (60) days for the purpose of preparing and filing appropriate patent applications.

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6.5 Publicity

(a) Press Releases. No later than one (15) business days following the Execution Date, the Parties shall, if they mutually agree, issue a joint press release announcing the execution of this Agreement in substantially the form attached hereto as Exhibit C. Except as required by applicable securities laws or the limiting rules of any stock exchange on which securities issued by a Party or its Affiliates are traded, a Party shall not make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld, conditioned, or delayed; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, respond to queries by any exchange on which such Party’s securities are traded, or issue press releases, so long as any such public statement, response, or press release is not inconsistent with prior public disclosures or public statements made in accordance with this Section 6.5 and which do not reveal non-public information about the other Party. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall use reasonable efforts to provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text, unless the proposed text is substantially the same as that used in any prior public disclosure, press release or public statement made in accordance with this Section 6.5. Forte shall be permitted to issue press releases as to the status of its activities under this Agreement and the License Grant as necessary to communicate with its shareholders, investors, and the public at large.

(b) Filing of this Agreement. To the extent applicable, the Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with any securities authority or with any stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to any securities authority or stock exchange, as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (nor any of its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to any securities authority or stock exchange.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

7.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that: (i) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (ii) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (iii) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

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7.2 IMUN Representations and Warranties. IMUN represents and warrants to Forte that:

(a) Exhibit A attached hereto contains a true and complete list of the IMUN Patent Rights existing on the Execution Date. The IMUN Patent Rights listed in Exhibit A include all of the Patent Rights Controlled by IMUN as of the Execution Date that cover the Compounds and Products or the manufacture, use, sale, offer for sale or import of any of the foregoing;

(b) IMUN or its Affiliates (i) have the right to grant the License Grant that it purports to grant in Section 2.1; and (ii) has not granted to any Third Party any license or other right with respect to any Compound, Product or IMUN Technology that conflicts with or in any way jeopardizes the License Grant and rights granted to Forte herein;

(c) IMUN has neither assigned nor otherwise entered into an agreement by which IMUN purports to assign or transfer to a Third Party any right, title or interest in or to any technology or intellectual property right that would conflict with IMUN’s obligations under this Agreement;

(d) there are no agreements between IMUN and a Third Party under which rights with respect to the IMUN Technology are being licensed to Forte;

(e) IMUN or its Affiliates are the sole and exclusive owner or Licensee of all right, title and interest in and to the IMUN Patent Rights in existence on the Execution Date;

(f) to IMUN’s knowledge, the issued and unexpired claims included in the IMUN Patent Rights existing as of the Execution Date are valid and enforceable;

(g) no reexamination, interference, invalidity, opposition, nullity or similar claim or proceeding is pending or threatened with respect to any IMUN Patent Right;

(h) To IMUN’s knowledge, the development, manufacture, use, sale, offer for sale or import of any Product does not infringe or constitute a misappropriation or violation of the rights of any Third Party;

(i) there are no claims, judgments, liens or settlements against or owed by IMUN (or any of its Affiliates) with respect to the IMUN Technology, and IMUN is not a party to any legal action, suit or proceeding relating to the IMUN Technology or any Compound or Product, nor has IMUN received any written communication from any Third Party, including, but not limited to, any Regulatory Authority or other government agency, threatening such action, suit or proceeding;

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(j) neither IMUN nor any of its Affiliates has obtained, or filed for, any INADs (other than the Compound IND), NADAs or Marketing Approvals for any Compounds or Product in the Field;

(k) all research and development (including non-clinical studies and clinical trials) conducted by or, to IMUN’s knowledge, on behalf of IMUN or any of its Affiliates, related to the Compounds and/or Products prior to the Execution Date was conducted in compliance in all material respects with all Applicable Laws and, as applicable, GLP, GCP and/or GMP;

(l) neither IMUN nor any of its Affiliates is debarred or disqualified under the Act or comparable Applicable Laws outside of the United States;

(m) neither IMUN nor any of its Affiliates has employed or otherwise used in any capacity, in connection with the development or manufacture of Compound or Product, the services of any Person debarred or disqualified under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof;

(n) IMUN and, its directors, officers, employees, and any agent, representative, subcontractor or other third party acting for or on such its behalf, has not, directly or indirectly, offered, paid, promised to pay, or authorized such offer, promise or payment, of anything of value, to any Person for the purposes of obtaining or retaining business through any improper advantage in connection with the development of a Product, or that would otherwise violate any applicable Laws, rules and regulations concerning or relating to public or commercial bribery or corruption, and IMUN’s books, accounts, records and invoices related to the Product are complete and accurate in all material respects; and

(o) IMUN has not violated the FCPA or Export Control Laws in connection with the development of the Compounds or Products prior to the Execution Date of this Agreement.

7.3 Forte Representations and Warranties. Forte represents and warrants to IMUN that:

(a) neither Forte nor any of its Affiliates is debarred or disqualified under the Act or comparable Applicable Laws outside of the United States;

7.4 Forte Covenants. In addition to any covenants made by Forte elsewhere in this Agreement, Forte hereby covenants to IMUN as follows:

(a) neither Forte nor any of its Affiliates will employ or use the services of any Person who is debarred or disqualified under United States law, including, but not limited to, 21 U.S.C. §335a, or any foreign equivalent thereof, in connection with activities relating to any Compound or Product; and in the event that Forte becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to Forte or any of its Affiliates with respect to any activities relating to any Compound or Product, Forte will promptly notify IMUN in writing and Forte will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Compound or Product;

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(b) neither Forte nor any of its Affiliates will, in connection with the exercise of its rights or performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including Forte and its Affiliates, nor will Forte or any of its Affiliates directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other Person in connection with the exercise of Forte’s rights or performance of Forte’s obligations under this Agreement;

(c) neither Forte nor any of its Affiliates (or any of their respective employees and contractors), in connection with the exercise of Forte’s rights or performance of Forte’s obligations under this Agreement, shall cause IMUN to be in violation of the FCPA or Export Control Laws;

(d) Forte shall promptly notify IMUN if it has any information or suspicion that there may be a violation of the FCPA or Export Control Laws in connection with the exercise of Forte’s rights or performance of Forte’s obligations under this Agreement;

7.5 Performance by Affiliates, Sublicensees and Subcontractors. The Parties recognize that each Party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through one or more Affiliates, subcontractors, or, in the case of Forte and subject to Section 2.2, Sublicensees; provided, in each case, that (i) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or subcontracting, and (ii) each such Affiliate, subcontractor or Sublicensee undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and ownership of Inventions which are substantially the same as those undertaken by the Parties pursuant to Article 6 and Section 8.1; and provided, further, that such Party shall at all times be fully responsible for the performance and payment of such Affiliate, subcontractor or Sublicensee and the acts or omissions of each Affiliate, subcontractor or Sublicensee.

7.6 Disclaimer. Except as expressly set forth in this Agreement, THE TECHNOLOGY, INTELLECTUAL PROPERTY RIGHTS AND INVENTORY PROVIDED BY IMUN HEREUNDER ARE PROVIDED “AS IS”. Except as expressly set forth in this Agreement, IMUN EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF QUALITY, DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

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ARTICLE 8

INTELLECTUAL PROPERTY

8.1 Ownership. As between the Parties, IMUN (or its Affiliates) is/are the sole and exclusive owner/Licensee of all right, title and interest in and to the IMUN Technology, other than Joint Inventions and Joint Patent Rights, and Forte is the sole and exclusive owner of all right, title and interest in and to the Forte Technology, other than Joint Inventions and Joint Patent Rights. A Party shall have and retain all right, title and interest in any Invention made solely by one or more employees or agents of such Party and or its Affiliates or other persons acting under its authority. The Parties shall jointly own rights in any Invention made jointly by one or more employees or agents of each Party and/or its Affiliates or other persons acting under its authority (“Joint Inventions”) and Patent Rights therein (“Joint Patent Rights”). Subject to the rights and licenses granted under the Agreement, each Party shall have the right to practice and use, and grant licenses to practice and use, any Joint Inventions and Joint Patent Rights without the other Party’s consent and has no duty to account to the other Party for such practice, use and license, and each Party hereby waives any right it may have under the laws of any country to require any such consent or accounting, provided however, each Party shall reasonably inform to the other Party if and when Joint Patent Rights are practiced, used, and licenses to practice are granted.

8.2 Patent Prosecution and Maintenance.

(a) IMUN Patent Rights

(i) IMUN shall have the sole right, but not the obligation, to control the preparation, filing, prosecution and maintenance of IMUN Patent Rights that are not included in the license grant in Section 2.1(i) by counsel of its choice. IMUN shall be solely responsible for such expenses relating thereto.

(ii) IMUN shall have the first right to control the preparation, filing, prosecution and maintenance of IMUN Patent Rights that are included in the license grant in Section 2.1(i) at IMUN’s expense and by counsel of its choice. Forte may be consulted with IMUN as to the preparation, filing, prosecution and maintenance of such Patent Rights relating to this agreement reasonably prior to any deadline or action with any patent office, and shall furnish to Forte copies of all relevant drafts and documents reasonably in advance of such consultation. IMUN shall keep Forte reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of such Patent Rights and shall provide to Forte copies of all material patent office submissions within a reasonable amount of time following submission thereof by IMUN. In the event that IMUN desires to abandon or cease prosecution or maintenance of any of such Patent Rights, IMUN shall provide written notice to Forte of such intention to abandon promptly after IMUN makes such determination (which notice shall be given no later than ninety (90) days prior to the next deadline for any action that must be taken with respect to such Patent Rights in the relevant patent office). In such case, Forte shall have the right, in its discretion, exercisable upon written notice to IMUN delivered no later than thirty (30) days after receipt of notice from IMUN, to assume responsibility for prosecution and maintenance of such Patent Rights, at its sole cost and expense and by counsel of its own choice and if Forte exercises such right, then such Patent Rights are expressly excluded from the definition of IMUN Patent Rights and are not subject to the License Grant. For the avoidance of doubt, nothing in this Section 8.2(a)(ii) grants Forte ownership rights in IMUN Patent Rights.

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(b) Forte Patent Rights. Forte shall have the sole right, to control the preparation, filing, prosecution and maintenance of Forte Patent Rights, at Forte’s sole expense and by counsel of its choice.

(c) Joint Patent Rights. IMUN shall have the first right to control the preparation, filing, prosecution and maintenance of Joint Patent Rights at IMUN’s expense and by counsel of its choice. IMUN shall consult with Forte as to the preparation, filing, prosecution and maintenance of such Joint Patent Rights reasonably prior to any deadline or action with any patent office, and shall furnish to Forte copies of all relevant drafts and documents reasonably in advance of such consultation. IMUN shall keep Forte reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of such Joint Patent Rights and shall provide to Forte copies of all material patent office submissions within a reasonable amount of time following submission thereof by IMUN, and in any case no less than quarterly. In the event that IMUN desires to abandon or cease prosecution or maintenance of any of such Joint Patent Rights, IMUN shall provide written notice to Forte of such intention to abandon promptly after IMUN makes such determination (which notice shall be given no later than ninety (90) days prior to the next deadline for any action that must be taken with respect to such Joint Patent Rights in the relevant patent office). In such case, Forte shall have the right, in its discretion, exercisable upon written notice to IMUN delivered no later than thirty (30) days after receipt of notice from IMUN, to assume responsibility for prosecution and maintenance of such Joint Patent Rights, at its sole cost and expense and by counsel of its own choice and if Forte exercises such right, then such Joint Patent Rights are expressly excluded from the definition of Joint Patent Rights and IMUN will assign its right, title and interest in such Joint Patent Rights to Forte.

(d) Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Joint Patent Rights under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any Joint Patent Right. Such cooperation includes, but is not limited to: (i) promptly executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to effectuate the joint ownership of Joint Inventions and Joint Patent Rights set forth in Section 8.1, and to enable the other Party to apply for and to prosecute patent applications in any country in accordance with the foregoing provisions of this Section 8.2; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

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8.3 Interference, Opposition, Invalidation, Reexamination and Reissue.

(a) Notice. Each Party shall inform the other Party of any request for, or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination relating to claims of a IMUN Patent Right, Forte Patent Right or Joint Patent Right, within ten (10) days of learning of such event.

(b) IMUN Patent Rights.

With respect to any request for or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination relating to a claim of a IMUN Patent Right that is not included in the License Grant in Section 2.1, IMUN shall have the sole right (in its discretion) to initiate, prosecute and/or respond, to such action or proceeding.

(i) IMUN Patent Rights. With respect to any request for, or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination relating to a claim of a IMUN Patent Right that is included in the license grant in Section 2.1(i), IMUN, at IMUN’s expense and by counsel of its choice, shall have the first right (in its discretion) to initiate, prosecute and/or respond, to such action or proceeding, provided that IMUN shall consult with Forte with respect to any such action or proceeding and shall consider Forte’s position in good faith. IMUN shall not settle any interference, opposition, invalidation, reissue or reexamination action or proceeding relating to any claim of such Patent Right without informing Forte. IMUN shall keep Forte informed of developments in any such action or proceeding involving any claim relating to such Patent Right. In the event that IMUN does not desire to initiate, prosecute and/or respond to such action or proceeding, IMUN shall provide written notice to Forte of such intention promptly after IMUN makes such determination. In such case, Forte shall have the right, in its discretion, exercisable upon written notice to IMUN, to assume responsibility to initiate, prosecute and/or respond, to such action or proceeding, at its sole cost and expense and by counsel of its own choice.

(c) Forte Patent Rights. With respect to any request for, or filing or declaration of, any interference, opposition, invalidation, reissue, or reexamination relating to a claim of a Forte Patent Right, Forte shall have the sole right (in its discretion) to initiate, prosecute and/or respond, to such action or proceeding at Forte’s expense and by counsel of its choice.

(d) Joint Patent Rights. With respect to any request for, or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination relating to a claim of a Joint Patent Right, IMUN, at IMUN’s expense and by counsel of its choice, shall have the first right (in its discretion) to initiate, prosecute and/or respond to such action or proceeding, provided that IMUN shall consult with Forte with respect to any such action or proceeding and shall consider Forte’s position in good faith. IMUN shall not settle any interference, opposition, invalidation, reissue or reexamination action or proceeding relating to any claim of such Patent Right without the prior written consent of Forte. IMUN shall keep Forte informed of developments in any such action or proceeding involving any claim relating to such Patent Right. In the event that IMUN does not desire to initiate, prosecute and/or respond to such action or proceeding, IMUN shall provide written notice to Forte of such intention promptly after IMUN makes such determination. In such case, Forte shall have the right, in its discretion, exercisable upon written notice to IMUN, to assume responsibility to initiate, prosecute and/or respond, to such action or proceeding, at its sole cost and expense and by counsel of its own choice.

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8.4 Enforcement and Defense of Patent Rights.

(a) Notice. Each Party shall notify the other Party in writing within ten (10) business days (except as expressly set forth below) of becoming aware of any alleged or threatened Infringement by a Third Party of any of the IMUN Patent Rights, Joint Patent Rights or Forte Patent Rights, including, but not limited to, any such alleged or threatened Infringement on account of a Third Party’s manufacture, use or sale of a Compound or Product in the Field, any certification filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions in connection with an NADA or CNADA (in the United States or a comparable application for Marketing Approval under Applicable Law in any country other than the United States) or other NADA/CNADA for a Product in the Field (a “Patent Certification”), and any declaratory judgment action filed by a Third Party that is developing, manufacturing or commercializing a Compound or Product in the Field alleging the invalidity, unenforceability or non- infringement of any of the IMUN Patent Rights, Joint Patent Rights or Forte Patent Rights, (collectively, “Forte Competitive Infringement”); provided, however, that each Party shall notify the other Party of any Patent Certification regarding any IMUN Patent Right or Joint Patent Right that it receives, and such Party shall provide the other Party with a copy of such Patent Certification, within five (5) business days of receipt.

(b) IMUN Patent Rights.

(i) Forte Competitive Infringement. Forte shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to Forte Competitive Infringement of a IMUN Patent Rights as related to this License Agreement, at Forte’s own expense and by counsel of its own choice, and IMUN shall have the right to be represented in any such action or proceeding, at IMUN’s own expense and by counsel of its own choice. If Forte fails to bring any such action or proceeding with respect to Forte Competitive Infringement of any IMUN Patent Right within ninety (90) days following the notice of alleged Forte Competitive Infringement, IMUN shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and Forte shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that if the applicable Forte Competitive Infringement is the result of Forte’s receipt of a Patent Certification with respect to a IMUN Patent Right, Forte shall notify IMUN of Forte’s decision to bring (or defend) and control any action or proceeding within ten (10) days of Forte’s receipt of such Patent Certification with respect to a IMUN Patent Right, after which time, in each case, IMUN shall have the right to bring (or defend) and prosecute such action, and Forte shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

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(ii) Other Infringement. IMUN shall have the sole right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to any Infringement of any IMUN Patent Right that is not Forte Competitive Infringement, at its own expense and by counsel of its own choice.

(c) Joint Patent Rights.

(i) Forte Competitive Infringement. Forte shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to Forte Competitive Infringement of any Joint Patent Right, at its own expense and by counsel of its own choice, and IMUN shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Forte fails to bring any such action or proceeding with respect to Forte Competitive Infringement of any Joint Patent Right within ninety (90) days following the notice of alleged infringement, IMUN shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and Forte shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that if the applicable Forte Competitive Infringement is the result of Forte’s receipt of a Patent Certification with respect to a Joint Patent Right, Forte shall notify IMUN of Forte’s decision to bring (or defend) and control any action or proceeding within ten (10) days of Forte’s receipt of such Patent Certification with respect to a Joint Patent Right, after which time IMUN shall have the right to bring (or defend) and prosecute such action, and Forte shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(ii) IMUN Competitive Infringement. IMUN shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to Infringement of any Joint Patent Right to the extent the Infringement is not a Forte Competitive Infringement (“IMUN Competitive Infringement”), at its own expense and by counsel of its own choice, and Forte shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If IMUN fails to bring any such action or proceeding with respect to IMUN Competitive Infringement of any Joint Patent Right within ninety (90) days following the notice of alleged infringement, Forte shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and IMUN shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that if the applicable IMUN Competitive Infringement is the result of IMUN’s receipt of a Patent Certification with respect to a Joint Patent Right, IMUN shall notify Forte of IMUN’s decision to bring (or defend) and control any action or proceeding within ten (10) days of IMUN’s receipt of such Patent Certification with respect to a IMUN Patent Right, after which time IMUN shall have the right to bring (or defend) and prosecute such action, and Forte shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(d) Forte Patent Rights. FORTE shall have the sole right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to infringement of any Forte Patent Right at its own expense and by counsel of its own choice.

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(e) Cooperation. In the event a Party brings (or defends) an infringement action or litigation from a Third Party in accordance with this Section 8.4, or in the event a Party is entitled to bring (or defend) an infringement action or litigation against IMUN or Forte by a Third Party in accordance with this Section 8.4 but lacks standing to do so, the other Party shall cooperate fully, including, but not limited to, if required to bring (or defend) such action, Forte will pay for the defense of such action, or the furnishing of a power of attorney or being named as a party will defend the other Party in that litigation or infringement action. Neither Party shall enter into any settlement or compromise of any action under this Section 8.4 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld, conditioned, or delayed.

(f) Duty to Protect Patent Rights. As of the Execution Date, during the Royalty Term on a country-by-country basis, the Parties shall use Commercially Reasonable Efforts to preserve, protect and maintain the IMUN Patent Rights and the Joint Patent Rights and keep them in good standing in every country where rights exist and, if necessary, shall initiate legal remedies to keep the IMUN Patent Rights and Joint Patent Rights valid, enforceable, and pertinent to the requirements hereunder.

(g) Recovery. Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery realized by a Party as a result of any action or proceeding pursuant to this Section 8.4(g), whether by way of settlement or otherwise, shall be applied first to reimburse the documented out-of-pocket legal expenses of the Party that brought (or defended) and controlled such action or proceeding incurred in connection with such action or proceeding, and second to reimburse the documented out-of-pocket legal expenses of the other Party incurred in connection with such action or proceeding, and any remaining amounts shall be retained by the Party that brought (or defended) and controlled such action; provided, however, that:

(i) any recovery realized by Forte as a result of any action brought (or defended) and controlled by Forte pursuant to Section 8.4(b)(i) or Section 8.4(c)(i) (after reimbursement of the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding) shall be allocated as follows:

(A) compensatory damages shall: (1) if awarded as lost sales, be treated as Net Sales of Products in the year in which such damages are received for purposes of Section 4.3; and (2) if not awarded as lost sales, be treated as profits or royalties, as appropriate, and shall be used to determine lost sales, which lost sales shall be treated as Net Sales of Products for purposes of Section 4.3 in the year in which such damages are received, provided that in no event shall Forte be obligated to pay to IMUN more than fifty percent (50%) of the compensatory damages described in this Section 8.4(g)(i)(A); and

(B) non-compensatory damages shall be divided equally, fifty percent (50%) to Forte and fifty (50%) to IMUN; and

(ii) any recovery realized by IMUN as a result of any action brought and controlled by IMUN pursuant to Section 8.4(c)(ii) (after reimbursement of the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding) shall be allocated as follows, subject to any payments to IMUN required by the IMUN License:

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(A) compensatory damages shall be shared equally by the Parties; and

(B) non-compensatory damages shall be shared equally by the Parties.

8.5 Patent Term Extensions.

(a) IMUN Patent Rights. Forte shall have the right to determine the IMUN Patent Rights that are included in the license grant in Section 2.1(i) for which it will apply for patent extension in any country and/or region for any Product in the Field, other than any IMUN Patent Right included in the license grant in Section 2.1(i) in any country and/or region for which IMUN (or its Affiliate, licensee or sublicensee) has already applied for or received patent extension for (i) IMUN Product, or (ii) any compound that is not a Compound or product that is not a Product. Forte shall file for any such extension at Forte’s cost and expense. IMUN shall provide all reasonable assistance to Forte in connection with such filings, provided that Forte shall pay or reimburse any out-of-pocket costs incurred by IMUN in providing such assistance. IMUN shall have the right to determine the IMUN Patent Rights that are not included in the license grant in Section 2.1(i) for which it will apply for patent extension in any country and/or region for any Product in the Field. IMUN may file for any such extension at IMUN’s cost and expense. Forte shall provide all reasonable assistance to IMUN in connection with such filings, provided that IMUN shall pay or reimburse any out-of-pocket costs incurred by Forte in providing such assistance.

(b) Joint Patent Rights. Forte shall have the first right to determine the Joint Patent Rights for which it will apply for patent extension in any country and/or region for any Product in the Field, and Forte shall file for any such extension at Forte’s cost and expense; provided, however, that, solely in the case of Joint Patent Rights that do not claim or cover any Product in the Field, IMUN shall have the right to determine those of such Joint Patent Rights for which it will apply for patent extension in any country and/or region for a product of IMUN which is not a Product, and IMUN shall file for any such extension at IMUN’s cost and expense. Where Forte has determined and provided notice to IMUN that it will not proceed with applying for a patent extension for Joint Patent Right (such notice to be provided to IMUN such that IMUN will have sufficient time to apply for such patent extension), IMUN shall have the right to determine whether it will apply for patent extension for such Joint Patent Right, any such extension to be filed at IMUN’s cost and expense. Each Party shall provide all reasonable assistance to the other Party in connection with such filings, provided that the Party filing for any such extension shall pay or reimburse any out-of-pocket costs incurred by the other Party in providing such assistance.

(c) Forte Patent Rights. Forte shall have the sole right to apply for extension of any Forte Patent Right in any country and/or region for any product, including, but not limited to, any Product in the Field, at Forte’s sole cost and expense.

8.6 Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party, or of any other deficiency with respect to those intellectual property rights. In the case of IMUN notifying Forte of allegation by a Third Party, IMUN will bear the cost of legal and all other expenses needed to defend against such allegation. Neither Party shall have the right to settle any patent infringement litigation under this Section 8.6 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party (which shall not be unreasonably withheld, conditioned, or delayed).

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8.7 Marking. To the extent required by applicable law, Forte shall, and shall cause its Related Parties to, mark all Products made, used or sold in the Field, or their containers, with the number of each issued IMUN Patent Right that applies to such Product.

ARTICLE 9

TERM AND TERMINATION

9.1 Term. The term of this Agreement (the “Term”) shall commence on the Execution Date and, unless earlier terminated in accordance with this Article 9, shall continue in full force and effect, on a Product-by-Product and country-by-country basis, until the expiration of the Royalty Term with respect to such Product in such country.

9.2 Termination for Material Breach. Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within sixty (60) days after written notice from the terminating Party requiring cure of the breach. Any such termination shall become effective at the end of such sixty (60)-day period unless the breaching Party has cured such breach prior to the end of such period (or if such breach is not capable of being cured during such sixty (60)-day period, the breaching Party fails to present a mutually agreeable remediation plan for such breach or ceases to exert Commercially Reasonable efforts to pursue the cure as provided in the remediation plan). Any right to terminate under this Section 9.2 shall be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Article 11 with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Article 11.

9.3 Termination for Patent Challenge. IMUN shall have the right to terminate this Agreement immediately upon written notice to Forte if Forte or its Affiliate directly, or through assistance granted to a Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any IMUN Patent Right.

9.4 Termination by Forte. Forte may terminate this Agreement in its entirety or on a country-by-country or product-by-product basis at any time upon sixty (60) days’ prior written notice to IMUN, in the event (i) Forte reasonably determines that it is unsafe to continue the clinical studies or commercialization of the Compounds or Products, (ii) circumstances beyond Forte’s reasonable control preventing completion of such clinical studies, and commercialization of the Compounds or Products, including without limitation, failure to demonstrate clinical effectiveness by failing to meet the primary endpoint in any such clinical study as set forth in the protocol. In case of a partial termination by Forte either on a country-by-country or product-by-product basis, the rest of the Agreement shall continue in full force and effect; and (iii) if IMUN unreasonably refuses to consent to Forte obtaining or otherwise acquiring rights to intellectual property belonging to third parties that Forte reasonably determines it is necessary in order to make, have made, use, offer to sell, or import the Compound.

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9.5 Termination for Insolvency. In the event that either Party (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within ninety (90) days of such filing, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a voluntary party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency act or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party shall have the right to terminate this Agreement in its entirety, immediately upon written notice to such Party.

9.6 Additional Termination Rights. IMUN shall have the right to terminate this Agreement in the event of the occurrence of any of the following with written notification to Forte and ninety (90) days to cure each breach from the date of provision of such notice, provided, however, that the total cumulative cure periods Forte is entitled to use hereunder shall not exceed one hundred and eighty (180) days and the ninety (90) day cure period shall not apply to Section 9.6(a) and Section 9.6(b):

(a) Forte fails to make a payment due to IMUN pursuant to Section 4.1;

(b) Forte fails to pay a milestone payment or royalty payment due to IMUN under Section 4.2 or Section 4.3;

(c) Forte fails to pay any payment obligated by the Collaboration Agreement;

(d) the Collaboration Agreement is terminated; or

(e) Forte ceases to diligently commercialize the Product in the U.S. due to non- competitiveness of the Product or other clinical/commercial reason.

9.7 Termination for Force Majeure. The non-affected Party may terminate this Agreement due to force majeure pursuant to Section 12.8 upon thirty (30) days written notice to the other Party.

9.8 Effect of Expiration or Termination.

(a) Expiration. On a Product-by-Product and country-by-country basis, upon expiration (but not on earlier termination) of this Agreement, all licenses granted by IMUN to Fortee pursuant to this Agreement that were in effect immediately prior to such expiration shall survive on a non-exclusive, perpetual, irrevocable, fully-paid, worldwide, royalty-free basis.

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(b) Termination Generally. In the event of termination of this Agreement for any reason, the license (on a country by country basis in the event of partial termination by Forte under Section 9.4) granted to Forte pursuant to Section 2.1 shall automatically terminate and revert to IMUN, and all other rights and obligations of the Parties under this Agreement shall terminate, except as expressly provided elsewhere in this Article 9.

(c) Termination by IMUN Pursuant to Sections 9.2, 9.3, 9.5 9.7, by FORTE pursuant to Section 9.4., and by the Parties pursuant to Section 9.6 In the event of termination of this Agreement Sections 9.2, 9.3, 9.4 9.5, 9.6 or 9.7, the following provisions shall also apply:

(i) Effective as of such termination, all licenses granted by IMUN to Forte under this Agreement will terminate;

(ii) Effective as of such termination, Forte shall, and it hereby does, grant to IMUN: (A) an exclusive, worldwide, royalty-free, fully-paid, perpetual, irrevocable license, with the right to sublicense through multiple tiers of sublicense, under those Forte Patent Rights that claim any Invention made solely by one or more employees or agents of Forte or its Affiliates in the course of conducting research, development, manufacturing, regulatory or commercialization activities contemplated by this Agreement, the Forte Know-How, and Forte’s interest in the Joint Patent Rights; and (B) a non-exclusive, worldwide, royalty-free, fully-paid, perpetual, irrevocable license (or sublicense), with the right to sublicense through multiple tiers of sublicense, under Blocking Patents (defined below); in each case, solely to develop, make, have made, use, sell, offer for sale, and import Compounds and Products in the Field. For purposes of this Section 9.8(c)(i), “Blocking Patents” shall mean Forte Patent Rights other than those described in Section (A) of this Section 9.9(c)(ii).

(iii) Effective as of such termination, Forte shall, and it hereby does, transfer and assign to IMUN all of its right, title and interest in and to all Trademarks and Domain Names relating to the Product owned by Forte as of the date of termination.

(iv) As promptly as practicable (and in any event within ninety (90) days) after such termination, Forte shall: (A) to the extent not previously provided to IMUN, deliver to IMUN true, correct and complete copies of all Regulatory Documents, and disclose to IMUN all previously undisclosed Forte Know How; (B) transfer or assign, or cause to be transferred or assigned, to IMUN or its designee (or to the extent not so assignable, take all reasonable actions to make available to IMUN or its designee the benefits of) all INADs, NADAs/CNADAs and Marketing Approvals for Products, whether held in the name of FORTE or any of its Related Parties; and (C) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect, evidence and record the transfer, assignment or other conveyance of rights under this Section 9.8(c)(iii) to IMUN.

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(v) Forte shall, as directed by IMUN, either promptly wind-down any ongoing development activities with respect to Products in an orderly fashion or promptly transition such development activities to IMUN or its designee, with due regard for patient safety and in compliance with all Applicable Laws and GCP.

(vi) IMUN shall have the right to purchase from Forte any or all usable inventory of Compounds and Products in Forte’s or it’s Affiliates’ possession as of the date of termination. Such inventory shall be provided at a transfer price equal to Forte’s cost of such inventory.

(vii) If Forte was, prior to termination, manufacturing, or having manufactured on its behalf, any quantities of Compounds or Products, then at IMUN’s request, until the earlier of (A) such time as IMUN has secured another source thereof that is able to meet IMUN’s quality and quantity requirements, and (B) eighteen (18) months after such termination, Forte shall use commercially reasonable efforts to supply, or cause to be supplied, to IMUN (at IMUN’s sole cost and expense) such quantities thereof as IMUN may reasonably require for the development and commercialization of Products in the Field; provided that IMUN shall use commercially reasonable efforts to secure another source of supply as soon as reasonably practicable. Such material shall be provided at a transfer price equal to Forte’s cost of such materials.

9.9 Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, including but not limited to any Royalty, Milestone, collaboration payments, or manufacturing payments; nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the Parties’ rights and obligations under Sections 6.1 through 6.3, 12.1 through 12.15 and 12.17 and Articles 9 and 11 of this Agreement shall survive expiration or any termination of this Agreement.

9.10 Return of Confidential Information. Within thirty (30) days following the expiration or termination of this Agreement, except to the extent that a Party retains a license from the other Party as provided in this Article 9, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party and cease using Know- How in the development or manufacture of new or existing Product or products; provided that such Party may keep one copy of such materials for archival purposes only subject to a continuing confidentiality obligations.

9.11 Damages; Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to hereunder.

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ARTICLE 10

INDEMNIFICATION

10.1 Indemnification by Forte. Forte hereby agrees to save, defend, indemnify and hold harmless IMUN, its Affiliates, its and their respective officers, directors, agents, employees, successors and assigns (the “IMUN Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including, but not limited to, reasonable legal expense and attorneys’ fees (“Losses”), to which any IMUN Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise out of or relate to (a) the gross negligence or willful misconduct of any Forte Indemnitee (defined below); (b) the material breach by Forte of this Agreement, including or any warranty, representation, covenant or agreement made by Forte in this Agreement; (c) any prior terminated agreement that includes the License Grant, Patent Rights, or any other rights contemplated by this Agreement; or (d) the development, commercialization or use of any Compound or Product by or on behalf of Forte, its Sublicensees or any of its or their respective Affiliates, including any Third Party claims alleging death, personal injury or other product liability to the extent arising out of or related to the use of any Compound or Product sold by or on behalf of Forte in the Territory; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any IMUN Indemnitee or the breach by IMUN of any warranty, representation, covenant or agreement made by IMUN in this Agreement.

10.2 Indemnification by IMUN. IMUN hereby agrees to save, defend, indemnify and hold harmless Forte, its Affiliates and their respective officers, directors, agents, employees, consultants, attorneys, successors, and agents (the “Forte Indemnitees”) from and against any and all Losses to which any Forte Indemnitee may become subject as a result of any Claim by any Third Party to the extent such Losses arise out of or relate to (a) the gross negligence or willful misconduct of any IMUN Indemnitee; or (b) the material breach by IMUN of this Agreement, including breach by IMUN of any warranty, representation, covenant or agreement made by IMUN in this Agreement; in each case except to the extent such Losses result from the gross negligence or willful misconduct of any Forte Indemnitee or the breach by Forte of any warranty, representation, covenant or agreement made by Forte in this Agreement.

10.3 Control of Defense. In the event a Party (the “Indemnified Party”) seeks indemnification under Section 10.1 or 10.2, it shall inform the other Party (the “Indemnifying Party”) of a Claim as soon as reasonably practicable after it receives notice of the Claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Claim as provided in this Section 10.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice), shall permit the Indemnifying Party to assume direction and control of the defense of the Claim (including, but not limited to, the right to settle the Claim solely for monetary consideration) using counsel reasonably satisfactory to the Indemnified Party, and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the Claim. If the Indemnifying Party does not assume control of such defense within fifteen (15) days after receiving notice of the Claim from the Indemnified Party, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs, including, but not limited to, reasonable attorney fees, incurred by the Indemnified Party in defending itself within thirty (30) days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such Claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned, or delayed. The Indemnifying Party shall not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party. If the Parties cannot agree as to the application of Section 10.1 or 10.2 to any Claim, pending resolution of the dispute pursuant to Article 11, the Parties may conduct separate defenses of such Claims, with each Party retaining the right to Claim indemnification from the other Party in accordance with Section 10.1 or 10.2, as applicable, upon resolution of the underlying Claim.

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10.4 Insurance. Each Party shall procure and maintain insurance, including, but not limited to, comprehensive or commercial general liability insurance (including, but not limited to, contractual liability and product liability covering clinical trial insurance), adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated with a minimum limit of one million dollars ($1,000,000) per occurrence and an aggregate of five million dollars ($5,000,000), Forte to obtain such insurance before commencement of Clinical Trials and share the certificate of insurance with IMUN. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 10 or otherwise. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance which materially adversely affects the rights of the other Party hereunder.

10.5 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 6 OR IN THE CASE OF FRAUD OR INTENTIONAL MISCONDUCT OR TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 10, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

ARTICLE 11

DISPUTE RESOLUTION

11.1 Disputes. Subject to Section 11.3, the Parties will refer any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement (each, a “Dispute”) to the President or Chief Executive Officer of IMUN and the Chief Executive Officer or President of Forte (as determined solely by Forte) for attempted resolution. In the event such executives are unable to resolve such Dispute within thirty (30) days of such Dispute being referred to them, then, upon the written request of either Party to the other Party, the Dispute shall be subject to arbitration in accordance with Section 11.2, except as expressly set forth in Section 11.3.

11.2 Arbitration.

(a) Claims. Subject to Section 11.3 below, any Dispute that is not resolved under Section 11.1 within the applicable thirty (30)-day period shall be resolved by final and binding arbitration administered by the Judicial Arbitration and Mediation Services (the “Administrator”) in accordance with its then-effective Comprehensive Arbitration Rules and Procedures (the “Rules”), except to the extent any such Rule conflicts with the express provisions of this Section 11.2. (Capitalized terms used but not otherwise defined in this Agreement shall have the meanings provided in the Rules.) The Arbitration shall be conducted by three neutral arbitrators (one each selected by each Party, and the third mutually selected by the Parties), provided that such individuals shall not be a current or former employee or director, or a current stockholder, of either Party or any of their respective Affiliates (or any licensee or sublicensee of the rights granted to such Party under this Agreement). The arbitrators shall have extensive backgrounds and experience in the subject matter of this Agreement. The arbitration and all associated discovery proceedings and communications shall be conducted in English, and the arbitration shall be held at NY International Arbitration Center, NY, USA.

(b) Discovery. Within thirty (30) days after selection of the Arbitrator, the Arbitrator shall conduct the Preliminary Conference. In addressing any of the subjects within the scope of the Preliminary Conference, the Arbitrator shall take into account both the desirability of making discovery efficient and cost-effective and the needs of the Parties for an understanding of any legitimate issue raised in the Arbitration. In that regard, the Parties agree to the application of the E-Discovery procedures set forth in Rule 16.2(c) of the JAMS Expedited Procedures. In addition, each Party shall have the right to take up to forty (40) hours of deposition testimony, including, but not limited to, expert deposition testimony.

(c) Hearing; Decision. The Hearing shall commence within sixty (60) days after the discovery cutoff. The Arbitrator shall require that each Party submit concise written statements of position and shall permit the submission of rebuttal statements, subject to reasonable limitations on the length of such statements to be established by the Arbitrator. The Hearing shall be no longer than five (5) business days in duration. The Arbitrator shall also permit the submission of expert reports. The Arbitrator shall render the Award within thirty (30) days after the Arbitrator declares the Hearing closed, and the Award shall include a written statement describing the essential findings and conclusions on which the Award is based, including, but not limited to, the calculation of any damages awarded. The Arbitrator will, in rendering his or her decision, apply the substantive law of the State of New York, excluding its conflicts of laws principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law. The Arbitrator’s authority to award special, incidental, consequential or punitive damages shall be subject to the limitation set forth in Section 10.5. The Award rendered by the Arbitrator shall be final, binding and non- appealable, and judgment may be entered upon it in any court of competent jurisdiction.

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(d) Costs. Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator; provided, however, the Arbitrator shall be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, but not limited to, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator and the Arbitrator.

11.3 Court Actions. Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patent Rights or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 11.2.

ARTICLE 12

MISCELLANEOUS

12.1 Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including, but not limited to, debtor in possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, the Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including, but not limited to, debtor in possession) and its successors and assigns (including, but not limited to, a Title 11 trustee), shall provide to the other Party copies of all Information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non- bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, but not limited to, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.

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12.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state that IMUN is domiciled in. Currently IMUN is a Florida C-corp.

12.3 Jurisdiction and Venue. Excluding arbitration pursuant to Section 11.2, (i) the Parties hereby consent to the exclusive jurisdiction of the Federal and State courts in Colorado with respect to any disputes, claims, controversies or other actions or proceedings arising under this Agreement and agree that exclusive venue for any such action shall lie in Colorado, and (ii) the Parties hereby waive any and all rights to commence any action or proceeding before any other court or judicial body or in any other venue. Each Party hereby waives any objection on the grounds of lack of jurisdiction, and/or forum non conveniens or otherwise to the exercise of such jurisdiction over it by any such courts.

12.4 Waiver of Jury Trial. THE PARTIES HEREBY UNCONDITIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING DIRECTLY OR INDIRECTLY OUT OF, RELATED TO, OR IN ANY WAY CONNECTED WITH, THE PERFORMANCE OR BREACH OF THIS AGREEMENT, OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN THEM. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court or other tribunal (including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims).

12.5 Entire Agreement; Amendments. This Agreement (including the Exhibits hereto) is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto. In the event of a conflict between the terms of this Agreement and any terms set forth in this Exhibits the terms of this Agreement shall take precedence.

12.6 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor consitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

12.7 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed) and any sale, merger, or Change of Control of Forte must be conditioned on such a transaction not decreasing or terminating Forte obligations, including Milestone Payments and Royalties due IMUN, pursuant to this Agreement or the related Collaboration Agreement; provided, however:

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(a) Notwithstanding the foregoing, IMUN may assign this Agreement and its rights and obligations hereunder without Forte’s consent only if Forte is in material breach of the terms and conditions in this Agreement and the parties were unable to cure the material breach in 90 days after IMUN notifies Forte of the material breach in writing:

(i) in connection with the transfer or sale of all or substantially all of the assets of such Party to which this Agreement relates to a Third Party (“Third Party Acquirer”), whether by merger, sale of stock, sale of assets or otherwise (each, a “Sale Transaction”), provided that in the event of a Sale Transaction (whether this Agreement is actually assigned or is assumed by the Third Party Acquirer or the surviving corporation resulting from such Sale Transaction by operation of law [e.g., in the context of a reverse triangular merger]), intellectual property rights of the Third Party Acquirer that existed prior to the Sale Transaction shall not be included in the technology licensed hereunder or otherwise subject to this Agreement, but in the interest of clarity the Parties hereby acknowledge and agree that the Sale Transaction shall not terminate or alter the licenses or other intellectual property rights of Forte acquired pursuant to this Agreement or the related R&D and Supply Agreement, or decrease or terminate any of the payments or Royalties due IMUN pursuant to this Agreement or the related Collaboration Agreement; or

(ii) to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.

(b) Notwithstanding the foregoing, Forte may assign this Agreement and its rights and obligations hereunder without IMUN’s consent in connection with the transfer or sale of all or substantially all of the assets of Forte to a Third Party Acquirer, as described in Section 12.7(a)(i) or if IMUN is in breach of one or more of the terms in this agreement and has not cured the breach within 90 days of being notified in writing by Forte.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.

12.8 Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement (except for Forte’s obligation to submit payment) by reason of any event beyond such Party’s reasonable control, including, but not limited to, Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances. If the period of the delay shall exceed one hundred eighty (180) days, then the non-delayed Party may cancel further performance of the delayed obligation or terminate this Agreement without any penalty whatsoever.

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12.9 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

12.10 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to IMUN, to:	Immune Therapeutics, Inc.
37 North Orange Ave Suite 607
Orlando, FL 32801
Attn: Chief Legal Officer

If to Forte, to:	Forte Biotechnology Intl Corp.
1001-A East Harmony Road, 114 Fort Collins, CO 80528
Attn: Chief Legal Officer

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered, if personally delivered on a business day (or if delivered or sent on a non-business day, then on the next business day); or (b) on the business day after dispatch, if sent by nationally-recognized overnight courier.

12.11 Interpretation. The headings of Sections contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references to “$” or “dollars” means U.S. dollars. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.”

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Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such Section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

12.12 Relationship between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party and neither Party may assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

12.13 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

12.14 No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.

12.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.

12.17 Attorneys’ Fees. In the event of litigation between the Parties to enforce the provisions of or with respect to this Agreement, the prevailing Party shall be entitled to reimbursement for reasonable attorneys’ fees and costs at trial and on appeal.

[Remainder of this page intentionally left blank.]

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Confidential

In Witness Whereof, the Parties hereto have duly executed this License Agreement as of the Execution Date.

IMMUN THERAPEUTICS, INC.		FORTE BIOTECHNOLOGY INTL CORP.

By:		By:

Name:	Michael K. Handley	Name:	Cozette M. McAvoy

Title:	President & CEO	Title:	CLO

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Confidential

Exhibit A

IMUN Patent Rights as of the Execution Date

No	Title	Issued Date	Patent Number	Country	Status
1
2
3
4
5
No
1
2
3